Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-286852 on Form S-3 and Registration Statement Nos. 333-217682 and 333-286853 on Form S-8 of our reports dated February 3, 2026, relating to the financial statements of KKR Real Estate Finance Trust Inc. and subsidiaries and the effectiveness of KKR Real Estate Finance Trust Inc. and subsidiaries internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 3, 2026